Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-252736 and 333-264766) on Form S-8 and (No. 333-281267) on Form S-3 of California Resources Corporation of our report dated March 13, 2025, with respect to the consolidated financial statements of Berry Corporation (bry), and the effectiveness of internal control over financial reporting which report is incorporated by reference in the Form 8-K of California Resources Corporation dated December 18, 2025.
/s/ KPMG LLP
Dallas, TX
December 18, 2025